Exhibit 10.45

FIRST AMENDMENT TO CHANGE IN CONTROL

SEVERANCE AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 1st day of March, 2011 (the “Effective Date”), by and between INTERLINE BRANDS, INC., a Delaware corporation (“Company”), and John A. Ebner (“Executive”).

WHEREAS, the Company and the Executive desire to amend the Change in Control Severance Agreement entered into by, and between the parties, dated as of January 8, 2010 (the “Change in Control Agreement”).

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.             Section 4 is hereby deleted in its entirety and shall be replaced with the following:

“280G Cutback.  If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the Safe Harbor Amount in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction.  Any such reduction shall be made in the following order, (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.”

2.             Section 9 of the Change in Control Agreement is hereby amended by deleting the phrase “4 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement),”.

3.             The text of Section 18(e) of the Change in Control Agreement is hereby deleted in its entirety and shall be replaced with the following:

“Intentionally deleted.”

4.             Except as modified or amended herein, the Change in Control Agreement remains in full force and effect.  Nothing contained herein invalidates or shall impair or release any covenant, condition or stipulation in the Change in Control Agreement, and the same, except as herein modified and amended, shall continue in full force and effect.

5.             This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Agreement.  The parties specifically agree that facsimile signatures are acceptable and permitted and shall be considered original and authentic.  Each party executing this Agreement represents that such party has the full authority and legal power to do so.

6.             The provisions of the penultimate sentence of Section 10 (relating to arbitration of disputes) and of Section 15 (Governing Law; Validity) of the Change in Control Agreement shall apply to this Agreement, mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INTERLINE BRANDS, INC.

By:	/s/ MICHAEL GREEBE
Name: Michael Grebe
Title: Chairman & Chief Executive Officer

EXECUTIVE

By:	/s/ JOHN A. EBNER
Name: John A. Ebner